Exhibit 99.1

NexPoint Completes Acquisition of Jernigan Capital Inc.

Memphis, Tennessee — November 6, 2020 — Jernigan Capital, Inc. (NYSE: JCAP) announced today the completion of its previously announced acquisition by affiliates of NexPoint Advisors, L.P. (“NexPoint”), in an all-cash transaction valued at approximately $900 million, including debt and preferred stock to be assumed or refinanced.  Pursuant to the transaction, holders of Jernigan’s common stock and holders of units of operating company interests in Jernigan Capital Operating Company, LLC are entitled to receive $17.30 per share/unit in cash.   In connection with the transaction, all of Jernigan’s outstanding Series B preferred shares (the “Series B Preferred Shares”) will be redeemed for its series B liquidation value, in accordance with the terms thereof.   As a result of the transaction, Jernigan’s common shares and Series B Preferred Shares will cease trading on the New York Stock Exchange.

About NexPoint

NexPoint is a registered investment adviser to a suite of funds and investment offerings, including a closed-end fund, a business development company, an interval fund, and various real estate vehicles. NexPoint is part of a multi-billion-dollar global alternative investment platform. For more information visit www.nexpointgroup.com.

Forward-Looking and Cautionary Statements

The information in this presentation contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements may include words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes," “entitled,” “will” and words and terms of similar substance in connection with discussions of future operating or financial performance.

These forward-looking statements are based on our current expectations and assumptions regarding the investment portfolio and performance, the economy and other future conditions and forecasts of future events, circumstances and results.  As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances.  Actual results may vary materially from those expressed or implied in its forward-looking statements.

CONTACT:
Jernigan Capital, Inc.
John Good
(901) 567-9580

NexPoint Advisors, L.P.
Jackie Graham
Investor Relations
JGraham@nexpointadvisors.com
(972) 628-4024
Media inquires:
MediaRelations@nexpointadvisors.com